Exhibit 3.9

STATE OF DELAWARE SECRETARY OF STATE

DIVISION OF CORPORATIONS FILED 09:01 AM 05/04/2001
010216747 — 3388478

CERTIFICATE OF FORMATION

OF

WIDEOPENWEST OHIO, LLC

This Certificate of Formation of WideOpenWest Ohio, LLC (the “LLC”) has been duly executed and is being filed by the undersigned, as an authorized person, to form a limited liability company under the Delaware Limited Liability Act (6 Del. C. § 18101, et. seq.).

FIRST. The name of the limited liability company formed hereby is WideOpenWest Ohio, LLC.

SECOND. The address of the registered office of the LLC in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.

THIRD. The name and address of the registered agent for service of process on the LLC in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Formation as of this 4th day of May, 2001.

Thomas J. Moratti Authorized Person

CONSENT

I, Thomas J. Moretti, the Sole Incorporator of WideOpenWest Ohio, Inc., a Delaware Corporation do hereby consent to the use of the corporate name of WideOpenWest Ohio, LLC, a Delaware limited liability company.

WIDEOPENWEST OHIO, INC.

By:
Thomas J. Moretti Sole Incorporator